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SUPPLEMENT DATED JUNE 25, 2001 TO PROSPECTUS
DATED FEBRUARY 7, 1997 FOR
BELLSOUTH DIRECT INVESTMENT PLAN
(FORMERLY BELLSOUTH DIRECT STOCK PURCHASE AND DIVIDEND
REINVESTMENT PLAN),
AS SUPPLEMENTED MAY 17, 1999.

Dear Plan Participant:

Effective June 25, 2001, the Prospectus describing the BellSouth Direct Investment Plan will be updated. This Supplement provides a brief summary of the changes to the Plan, none of which are material changes. As a current participant in the Plan, it is not necessary for you to take any action.

The following changes are being made to the Plan Prospectus:

  •
  The name of the Administrator of the Plan has changed. BellSouth has designated Mellon Financial Corporation to administer the Plan and act as Agent for the participants. Mellon Financial Corporation has designated its subsidiaries, Mellon Investor Services LLC and FutureShare Financial LLC, and other agents to perform certain services for the Plan.

  •
  When you transfer shares to new shareholders, we will no longer automatically place the new accounts in dividend reinvestment status. After shares have been transferred, new shareholders may elect, at their discretion, to enroll in the Plan by requesting a Direct Investment Plan package and submitting a completed enrollment form. The recipient will receive cash dividends until an enrollment form containing a dividend reinvestment election is processed.

  •
  When you transfer shares to existing shareholders, dividends on the transferred shares will be paid in cash unless the recipient already participates in dividend reinvestment.

Please keep this Supplement with your copy of the Prospectus describing the Plan that you previously received. If you would like to receive the new, updated version of the Prospectus, or if you have any questions about the Plan, please call BellSouth Shareholder Services at 1-800-631-6001.

Thank you for your continued investment in BellSouth.

BellSouth Shareholder Services

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SUPPLEMENT DATED JUNE 25, 2001 TO PROSPECTUS DATED FEBRUARY 7, 1997 FOR BELLSOUTH DIRECT INVESTMENT PLAN (FORMERLY BELLSOUTH DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN), AS SUPPLEMENTED MAY 17, 1999.